Exhibit 23.5

     :100022
36-37/F, SK Tower, 6A Jianguomenwai Avenue, Beijing 100022, People’s Republic of China
Tel: (8610) 5957-2288 Fax: (8610) 5957-2255/2277
http://www.zhonglun.com
April 16, 2010
MIE Holdings Corporation
Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
Ladies and Gentlemen:
     We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities,” “Taxation” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by MIE Holdings Corporation on April 16, 2010, 2010, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,
/s/ Zhong Lun Law Firm